UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2015

CAPE BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33934	26-1294270
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

225 North Main Street, Cape May Court House, New Jersey	08210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 465-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)	On March 18, 2015, James J. Lynch resigned from the Boards of Directors of Cape Bancorp, Inc. (the “Company”) and Cape Bank (the “Bank”), effective immediately. Mr. Lynch’s resignation was not the result of any disagreements between Mr. Lynch and the Company.

(d)	On March 18, 2015, James F. Deutsch was appointed by the Boards of Directors of the Company and the Bank to serve the remainder of Mr. Lynch’s term. Mr. Deutsch has served as a Managing Director of Patriot Financial Partners, L.P. since April 2011. From November 2004 until April 2011, Mr. Deutsch served as President, Chief Executive Officer and Director of Team Capital Bank, a community bank.

Mr. Deutsch has been appointed to the Company’s Nominating and Corporate Governance Committee and Enterprise Risk Management Committee. Mr. Deutsch fills the vacancy created by Mr. Lynch’s resignation from the Board of Directors. Mr. Deutsch’s term of office will expire at the 2017 Annual Meeting of Stockholders. Mr. Deutsch is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01             Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions: None.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPE BANCORP, INC.

DATE: March 19, 2015	By:	/s/ Guy Hackney
Guy Hackney
Executive Vice President and Chief Financial Officer